Exhibit 3.1
CORPORATE OFFICE PROPERTIES TRUST

ARTICLES OF AMENDMENT

CORPORATE OFFICE PROPERTIES TRUST, a real estate investment trust (the “Trust”) under Title 8 of the Maryland Corporations and Associations Code (the “Code”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: This Amendment was approved by the unanimous written consent of the Board of Trustees of the Trust. This amendment is limited to a change expressly authorized by Section 2-605 of the Maryland Code, Corporations and Associations, and is made without action by the shareholders of the Trust.

SECOND: The Amended and Restated Declaration of Trust of the Trust is hereby amended by deleting the entirety of Article II of the Amended and Restated Declaration of Trust and replacing it with the following:

"ARTICLE II
NAME

The name of the Trust is:    COPT Defense Properties

Under circumstances in which the Board of Trustees of the Trust (the "Board of Trustees" or the "Board") determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.

THIRD: Pursuant to Section 10.1 of the Amended and Restated Declaration of Trust, as amended hereby, this amendment shall take effect at 12:01 a.m. Eastern time on September 15, 2023.

FOURTH: The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Trust and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of the President and Chief Executive Officer's knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 5th day of September, 2023.

ATTEST: /s/ David L. Finch David L. Finch, Secretary	CORPORATE OFFICE PROPERTIES TRUST a Maryland real estate investment trust By: /s/ Stephen E. Budorick (SEAL) Stephen E. Budorick, President and Chief Executive Officer